UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

PNA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-142896	04-3756642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Northridge Road Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 641-6460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2008, Chris J. Moreton retired as Chief Financial Officer of PNA Group, Inc. (the “Company”). Mr. Moreton had served as the Company’s Chief Financial Officer since February 1999. In connection with Mr. Moreton’s retirement, on February 1, 2008, the Company and Mr. Moreton entered into a Severance Agreement and General Release (the “Severance Agreement”), which will become effective on February 8, 2008. Pursuant to the Severance Agreement, Mr. Moreton’s active employment with the Company ended effective January 31, 2008. As consideration for signing the Severance Agreement, Mr. Moreton will be entitled to receive (i) an annualized salary of $275,000, payable in equal monthly installments through June 30, 2009, (ii) a bonus with respect to the fiscal year ended December 31, 2008, in the total amount of $275,000, to be paid on the date when such 2008 bonuses are paid to similarly situated employees of the Company and (iii) certain insurance benefits for Mr. Moreton and his spouse. In addition, under the Severance Agreement, Mr. Moreton agrees to release the Company, its agents and its affiliates from, among other things, any claims Mr. Moreton may have against such persons relating to Mr. Moreton’s employment with the Company or the termination thereof. The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Effective upon Mr. Moreton’s retirement, on February 1, 2008, William S. Johnson became the Chief Financial Officer of the Company. Mr. Johnson had previously been serving as the Company’s Senior Vice President, Finance and Principal Accounting Officer since April 2007.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit #	Description

10.1	Severance Agreement and General Release, dated as of February 1, 2008, by and between Christopher J. Moreton and PNA Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PNA GROUP, INC.

Date: February 5, 2008	By:	/s/ William S. Johnson
Name: William S. Johnson
Title: Chief Financial Officer